Exhibit 12.1

                      STATEMENT REGARDING COMPUTATION OF RATIOS

     Computation of ratio of earnings to combined fixed changes and preferred stock dividend:
        (In thousands)

                   For the Year     For the Year     For the Year      For the Year    For the Year      For the Quarter
                      Ended            Ended            Ended             Ended           Ended              Ended
                   July 25, 1993    July 31, 1994    July 30, 1995     July 28, 1996   July 27, 1997    January 25, 1998

  Pre-Tax
  Income from
  continuing
  operations           4,887            4,673            5,519             1,561           (9,345)           10,893

  Interest expense       849            1,023            2,205             4,699           23,730             6,325

  Preferred stock
  charges                  0                0                0                 0                0                 0
                     -----------------------------------------------------------------------------------------------
  Adjusted
  Earnings             5,736            5,896            7,724             6,260           14,365            17,218

  Fixed Charges

  Interest expense       849            1,023            2,205             4,699           23,730             6,325

  Preferred stock
  charges                  0                0                0                 0                0                 0
                     -----------------------------------------------------------------------------------------------

  Total fixed
  charges                849            1,023            2,205             4,699           23,730             6,325

  Ratio of
  Earnings to
  fixed charges        6.756            4.763            3.503             1.332            0.606             2.722

  Deficiency            n/a              n/a               n/a              n/a              n/a                n/a

  <CAPTIONS>
                                Pro forma                             Pro forma
                               For the Year     For the Quarter    For the Quarter
                                  Ended              Ended              Ended
                               July 27, 1997     October 26, 1997   October 26, 1997
     Pre-tax income from
     continuing operations         (5,886)           (34,238)            (41,414)



     Interest expense              27,737              7,521               8,473
                                ----------------------------------------------------
     Preferred stock charges

     Adjusted Earnings             21,851           (26,717)            (32,941)

     Fixed Charges

     Interest expense              27,737              7,521               8,473

     Preferred stock charges          444              2,431               2,431
                                ----------------------------------------------------

     Total fixed charges           28,181              9,952              10,904

     Ratio of earnings
     to fixed charges               0.775            (2.685)             (3.021)

     Deficiency                       n/a           (29,148)            (35,372)
